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                                                                      EXHIBIT 48

[LOGO]                                                  Safety-Kleen Corp.
                                                        1000 N. Randall Road
                                                        Elgin, Illinois 60123

                                                        (847) 697-8460

                                                        For further information:

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FOR IMMEDIATE RELEASE                            Contact:  Maureen Fisk
                                                           (847) 468-2452


     March 2, 1998 - Elgin, Illinois -- In order to clarify some apparent confusion, Safety-Kleen Corp. (SK/NYSE) announced today it has not received the required vote of two-thirds of all outstanding shares necessary to approve Safety-Kleen's Merger Agreement with SK Parent Corp., a corporation owned equally by Philip Services Corp., affiliates of Apollo Management L.P. and affiliates of the Blackstone Group. Both Safety-Kleen and Laidlaw Environmental are continuing to solicit proxies, and proxies can be revoked (by delivery of later proxies to Safety-Kleen or Laidlaw Environmental, or by attending and voting at the special meeting) at any time until the vote is taken at the special meeting scheduled for March 9, 1998. The results of the solicitation therefore remain to be determined.

     Safety-Kleen is an industrial and environmental service company dedicated to helping nearly 400,000 automotive and industrial customers process their waste streams.



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